Exhibit 99.1
NEWS
From:
STEWART INFORMATION SERVICES CORP.
P.O. Box 2029, Houston, Texas 77252-2029
http://www.stewart.com
Contact: Ted C. Jones, Director-Investor Relations
    (713) 625-8014       ted@stewart.com
STEWART ANNOUNCES THE PRICING OF $60 MILLION
CONVERTIBLE SENIOR NOTES
HOUSTON (October 9, 2009) — Today, Stewart Information Services Corporation (NYSE–STC) announced the pricing of $60,000,000 aggregate principal amount of 6% Convertible Senior Notes due 2014 (the “Notes”), which are anticipated to be sold, subject to market and other conditions, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Stewart has also granted the initial purchaser a 30-day option to purchase up to an additional $5,000,000 aggregate principal amount of the Notes.
The Notes will pay interest semiannually at a rate of 6 percent per annum beginning on April 15, 2010. The Notes are, subject to certain limitations, convertible into shares of Stewart’s common stock at a conversion rate of 77.6398 shares per $1,000 principal amount of Notes, subject to adjustment in certain circumstances (equal to a conversion price of $12.88 per share). The conversion price represents a 25 percent premium above the $10.30 per share closing price of Stewart’s common stock on the New York Stock Exchange on October 8, 2009.
The Notes will be guaranteed by Stewart’s wholly-owned subsidiary, Stewart Title Company, and certain of its wholly-owned domestic subsidiaries. The Notes will not be callable at the option of Stewart but the holders will have the right to require Stewart to repurchase their Notes at a price equal to 100 percent of the principal amount of the Notes to be repurchased plus any unpaid interest in the event of certain fundamental changes including certain change of control transactions. The Notes mature on October 15, 2014 unless earlier converted or repurchased. The Notes will be senior unsecured obligations of Stewart and will rank senior in right of payment with all existing and future indebtedness of Stewart that is expressly subordinated in right of payment to the Notes.
Because the notes are initially convertible in full into more than 20 percent of Stewart’s outstanding common stock, Stewart has agreed to seek the approval of the holders of its outstanding shares of its common stock at its next annual shareholders’ meeting for the issuance of more than 20 percent of Stewart’s outstanding common stock upon conversion of the Notes. Prior to the earlier of shareholder approval or April 15, 2014, holders may only surrender their Notes for conversion for a combination of cash and common stock upon the satisfaction of certain conditions.
Stewart estimates that the net proceeds from this offering will be approximately $57.5 million (or approximately $62.3 million if the initial purchaser’s purchase option is exercised in full) after deducting the initial purchaser’s discounts and commissions and estimated offering expenses. Stewart intends to use the net proceeds from the offering and existing cash on hand to pay down an aggregate amount of $60.5 million of outstanding unsecured callable bank debt, which results in an extension of Stewart’s debt maturities.
The Notes, the subsidiary guarantees and the underlying shares of common stock that may be delivered upon conversion of the Notes have not been registered under the Securities Act or any state securities laws, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell or the solicitation of any offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
Stewart Information Services Corporation (NYSE-STC) is a customer-driven, technology-enabled, strategically competitive real estate information, title insurance and transaction management company. Stewart provides title insurance and related information services required for settlement by the real estate and mortgage industries throughout the United States and in international markets. Stewart also provides post-closing lender services, automated county clerk land records, property ownership mapping, geographic information systems, property information reports, flood certificates, document preparation, background checks and expertise in tax-deferred exchanges. More information can be found at www.stewart.com.
Forward-looking statements. Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “will” or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the severity and duration of current financial and economic conditions, continued weakness or further adverse changes in the level of real estate activity, our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems, including the implementation of our enterprise systems the impact of unanticipated title losses on the need to further strengthen our policy loss reserves, any effect of title losses on our cash flows and financial condition, the impact of our increased diligence and inspections in our agency operations, the impact of changes in governmental and insurance regulations, our dependence on our operating subsidiaries as a source of cash flow, the continued realization of expected expense savings resulting from our expense reduction steps taken in 2008, our ability to access the equity and debt financing markets, our ability to grow our international operations, and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2008 and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.